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                                                                      EXHIBIT 11
                         IHOP CORP. AND SUBSIDIARIES
            STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)



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


                                           Three Months Ended
                                               March 31,
                                           ------------------
                                             1997      1996
                                           --------   -------


NET INCOME PER COMMON SHARE - PRIMARY

Weighted average shares outstanding           9,485     9,392
Net effect of dilutive stock options
  based on the treasury stock method
  using average market price                     83       155
                                             ------    ------
  Total                                       9,568     9,547
                                             ======    ======

Net income available to common               $3,550    $3,062
  shareholders                               ======    ======

Net income per share - primary               $  .37    $  .32
                                             ======    ======

NET INCOME PER COMMON SHARE - FULLY DILUTED

Weighted average shares outstanding           9,485     9,392
Net effect of dilutive stock options
  based on the treasury stock method
  using the average market price or the
  year-end market price, if higher
  than the average market price                  83       159
                                             ------    ------
  Total                                       9,568     9,551
                                             ======    ======

Net income available to common               $3,550    $3,062
  shareholders                               ======    ======

Net income per share - fully diluted         $  .37    $  .32
                                             ======    ======

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